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                                                                     EXHIBIT 4.2

                     AMENDMENT OF THE 1983 MERGER AGREEMENT

THIS AMENDMENT AGREEMENT (together with the annex attached hereto: the "Agreement") is dated 26 May 2003 and entered into by and between:

1. AEGON N.V., a public company, having its seat in The Hague and its office address at AEGONplein 50, 2591 TV The Hague (the "Company"); and

2. Vereniging AEGON, an association, having its seat in The Hague and its office address at AEGONplein 50, 2591 TV The Hague (the "Association").

The parties referred to in 1 and 2 above shall be jointly referred to herein as the "Parties" and each as a "Party".

RECITALS:

(A) On 18 October 1983 the Parties in their names at that time, being Vereniging AGO (currently Vereniging AEGON) and Ennia N.V. (currently AEGON N.V.), together with AEGON Nederland N.V., entered into a Merger Agreement (the "1983 Merger Agreement") which subsequently has been amended several times. The 1983 Merger Agreement and all amendments thereto have over time ceased to be effective, except for clause 10 (as amended). This clause 10 now exists as an agreement between the Association and the Company; AEGON Nederland N.V. is no longer is a party to the 1983 Merger Agreement pursuant to an agreement to amend the 1983 Merger Agreement dated 14 August 1995, which agreement is co-signed for that purpose by AEGON Nederland N.V.

(B) Pursuant to clause 10 of the 1983 Merger Agreement as amended, the Association holds conditional option rights to have additional preferred shares in the capital of the Company issued to it, which provides the Association under certain circumstances with protection against dilution of its interest in the voting share capital of the Company to 50% or less.

(C) By effecting certain transactions under a Recapitalization Agreement between the Company and the Association dated 23 September 2002 (the "Recapitalization Agreement") the shareholding of the Association was reduced such that since that, as of 23 September, 2002, the Association beneficially owns approximately 33% of the Company's voting share capital. In accordance with clause 4.4 of the Recapitalization Agreement, the Parties now wish to

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     limit the anti-dilution protection provided by clause 10 of the 1983 Merger
     Agreement to a level not to exceed 33%.

(D) The Parties further intend to have the option rights granted under the 1983 Merger Agreement relate to new class B preferred shares in the capital of the Company, which shares have been created in the articles of association of the Company in view of this Agreement by a deed of amendment of the articles of association executed on 26 May 2003 pursuant to a resolution of the general meeting of shareholders of the Company dated 9 May 2003.

(E) In addition, the Parties wish to put in writing certain provisions regarding the right of the Association to alienate or encumber any preferred shares it holds in the capital of the Company (irrespective of the class thereof), on the basis of regulations regarding the transferability of preferred shares as currently implied in the legal relationship between the Company and the Association.

(F) Except as stated above and as connected to the implementation of the foregoing, the Parties intend that clause 10 of the 1983 Merger Agreement shall remain unaltered.

NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.   AMENDMENT OF THE 1983 MERGER AGREEMENT

With effect from the date of this Agreement, clause 10 of the 1983 Merger Agreement shall be amended and shall read as set forth in the attached Annex.

2.   GOVERNING LAW; RESOLUTION OF DISPUTES

2.1 This Agreement shall be governed and construed in accordance with the laws of the Netherlands (without regard to Dutch rules relating to conflicts of laws).

2.2 The Parties shall use their best endeavors to settle any dispute with respect to or arising under this Agreement in an amicable way. In the event conciliation fails, all disputes in connection with this Agreement or any further agreements with respect to the subject matter hereof shall be submitted to the exclusive jurisdiction of a competent court of the Netherlands.

3.   MISCELLANEOUS

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3.1  This Agreement may be amended only by a written instrument signed by all
     Parties. No provisions of this Agreement may be extended or waived orally, but only by a written instrument signed by the Party against whom enforcement of such extension or waiver is sought.

3.2 The governing language of this Agreement shall be the Dutch language and all notices and other communications hereunder shall be in Dutch.

3.3 If any one or more of the provisions of this Agreement or any portion thereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair the validity, legality and enforceability of any other provision contained herein. The Parties agree that each of them shall negotiate in good faith to replace any such invalid, illegal or unenforceable provision(s) (or such portions thereof) with such valid, legal and enforceable provision(s) that preserve as closely as possible the economic effect intended by the invalid, illegal or unenforceable provision(s).

                                       * *
                                        *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date indicated in the heading of the Agreement.



(Signatures)

/s/ J.B.M. Streppel                       /s/ P.P. Kohnstamm
---------------------------------         --------------------------------
AEGON N.V.                                Vereniging AEGON
Signed by: J.B.M. Streppel                Signed by: P.P. Kohnstamm

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ANNEX TO "AMENDMENT OF THE 1983 MERGER AGREEMENT"

Clause 10. Shareholding of Vereniging AEGON

10.1 Each time AEGON N.V. will issue shares and as a result thereof the percentage voting power of Vereniging AEGON will dilute, Vereniging AEGON will have the right to have so many class B preferred shares in the capital of AEGON N.V. issued to it as shall enable Vereniging AEGON to prevent or correct such dilution. These option rights of Vereniging AEGON will, however, not apply if and insofar as Vereniging AEGON, as a result of exercising these option rights, would acquire or increase a percentage of the total voting power of the share capital of AEGON N.V. of more than 33%. For the purpose of the foregoing, the percentage voting power of Vereniging AEGON at a particular time shall be calculated as the part of the voting rights attached to all shares in the capital of AEGON N.V. which at that time are legally and/or beneficially owned by Vereniging AEGON, compared to the voting rights attached to all shares in the capital of AEGON N.V. then outstanding. For the purpose of computing the percentage voting power of Vereniging AEGON at any time, class A and class B preferred shares shall be taken into account for the full voting rights attached thereto pursuant to Article 41.1 of AEGON N.V.'s articles of association. Class B preferred shares issued pursuant to this Article 10 will be issued at nominal value; AEGON N.V. and Vereniging AEGON may, however, from time to time, agree to apply a higher issue price.

10.2 The option rights of Vereniging AEGON referred to in clause 10.1 shall apply at maximum to the non-issued part of the class B preferred shares included from time to time in AEGON N.V.'s authorised capital and shall apply irrespective of whether Vereniging AEGON with respect to any issuance of shares has, exercises or can exercise any pre-emptive rights.

10.3 For the purpose of clause 10.1, shares in the capital of AEGON N.V. which on 9 May 2003 are held by AEGON N.V. itself will be deemed to be not in issue as long as they are held by AEGON itself and any transfer or re-issuance of such shares shall be treated as an issuance of shares.

10.4 Vereniging AEGON shall retain the option rights described in this clause 10 for so long as Vereniging AEGON does not amend its objects as stated in its articles of association (as they read on 26 May 2003) and does not alienate any shares it holds in the capital of AEGON N.V., unless such alienation occurs with the approval of AEGON N.V.'s supervisory board. For the purpose of the immediately preceding sentence, "alienation" does not include either (i) any alienation of less than 10% of its interest in the voting share capital of AEGON N.V. that Vereniging AEGON holds immediately prior to such alienation or (ii) any alienation of

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       common or preferred shares by Vereniging AEGON to a company of which
       Vereniging AEGON holds all or practically all of the voting shares, for so long as Vereniging AEGON continues to hold all or practically all of the voting shares of such company.

10.5 Vereniging AEGON shall not voluntarily alienate or encumber any of the class A and/or class B preferred shares in the capital of AEGON N.V. it holds from time to time, except with the prior approval of the supervisory board of AEGON N.V. If Vereniging AEGON is reasonably forced to alienate any such preferred shares, Vereniging AEGON will timely inform AEGON N.V. thereof and grant the supervisory board a reasonable period of time to designate a party to purchase the relevant preferred shares at fair value and against immediate payment in cash. If it concerns class A preferred shares, the supervisory board may require that Vereniging AEGON, prior to effecting the share transfer, first give the general meeting of shareholders of AEGON N.V. the opportunity to reduce the nominal value of those shares without repayment to the same nominal value as that of the common shares in the capital of AEGON N.V. (or to such other amount as Vereniging AEGON and the supervisory board will determine, if appropriate, to take account of a stock split or combination of common shares or change to the nominal value of common shares, if any); if the supervisory board makes such request, Vereniging AEGON and the executive board of AEGON N.V. will cooperate fully with such reduction of the nominal value of the class A preferred shares. If the required transfer by Vereniging AEGON concerns class B preferred shares, the supervisory board may request that they be transferred at a price not to exceed the average amount paid on the class B preferred shares plus an amount corresponding to any accrued but unpaid dividend on the class B preferred shares concerned.

10.6 If, pursuant to clause 10.5, preferred shares are sold to an interested party designated by the supervisory board of AEGON N.V., the fair value of the preferred shares concerned will be determined by Vereniging AEGON and the interested party concerned in joint consultation, or by one or more experts designated by them. In determining the fair value of the preferred shares the provisions in the last two sentences of clause 10.5 shall be duly taken into account.